SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported)
March 27, 1996

THE INTERGROUP CORPORATION

DELAWARE
(State or other jurisdiction of incorporation)

1-10324
(Commission File Number)

13-3293645
(IRS Employer I.D. Number)

2121 Avenue of the Stars, Suite 2020, Los Angeles, Calif.  90067
(Address of principal executive offices)

Registrant's telephone number: (310) 556-1999

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Item 1.	Change in Control of Registrant
Registrant has no information to report under this item.

Item 2.	Acquisition or Disposition of Assets

On March 27, 1996, the Board of Directors of Santa Fe
Financial Corporation, a Nevada corporation ("Santa Fe") nominated two directors of The Intergroup Corporation ("Intergroup") to serve as directors of Santa Fe for election at the upcoming Annual Meeting of Stockholders of Santa Fe, presently scheduled to be held in May 1996. The two directors would constitute a majority of the Board (which presently consists of three directors) and, therefore, transfer control of Santa Fe to Intergroup. Subsequently, in April 1996, Mr. Robert Gould resigned as Chairman of the Board, Director and President of Santa Fe. John V. Winfield, the Chairman of the Board and Chief Executive Officer of Intergroup, was appointed to fill the positions of Chairman and President of Santa Fe and William J. Nance, Director and Treasurer of Intergroup, was appointed as Director of Santa Fe.

Intergroup presently holds 211,450 shares of Santa Fe Common Stock, representing 33.1% of the outstanding Common Stock of Santa Fe. Of these shares, 90,000 were acquired directly from Santa Fe in January 1995, 31,450 have been acquired in open market transactions, and 90,000 were acquired in March 1996 directly from Santa Fe upon exercise of warrants. The shares acquired from Santa Fe were at prices negotiated at arm's length. The aggregate purchase price for these shares was approximately $5,364,000, and the source of funds for the acquisition of the shares was working capital of Intergroup.

Santa Fe's principal asset is the ownership of approximately 64.1% of the outstanding Common Stock of Portsmouth Square, Inc., a California corporation ("Portsmouth"). Portsmouth's principal asset is a 49.8% partnership interest in Justice Investors (a limited partnership) ("Justice"), and Portsmouth serves as a general partner. Justice's principle asset is a hotel and related facilities in San Francisco, California. By virtue of being in control of Santa Fe, Intergroup may be deemed to control Portsmouth and Justice.

Item 3.	Bankruptcy or Receivership
Registrant has no information to report under this item.

Item 4.	Change in Registrant's Certifying Accountant
Registrant has no information to report under this item.

Item 5.	Other Events
Registrant has no information to report under this item.

Item 6.	Resignations of Registrant's Directors
Registrant has no information to report under this item.

Item 7.	Exhibits
Any financial statements required by this Item will be filed no later than 60 days after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERGROUP CORPORATION     Date:  April 11, 1996

/s/ Keith R. Schrupp
Keith R. Schrupp
Vice President of Finance